SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 9, 2004

HUNTINGTON BANCSHARES INCORPORATED

(Exact Name of Registrant as specified in its charter)

Maryland	0-2525	31-0724920
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

Huntington Center

41 South High Street

Columbus, Ohio 43287

(614) 480-8300

(Address, including zip code, and telephone number

including area code of Registrant’s

principal executive offices)

Item 5. Other Events.

On August 9, 2004, Huntington Bancshares Incorporated (“Huntington”) issued a news release announcing that the company is in negotiations with the staff of the Securities and Exchange Commission (SEC) regarding a settlement of the previously announced formal investigation by the SEC into certain financial accounting matters relating to fiscal years 2002 and earlier, and certain related disclosure matters. No assurances can be provided as to the ultimate timing or outcome of these matters pending a final settlement. However, Huntington expects that a settlement of this matter would involve the entry of an order requiring, among other possible matters, Huntington to comply with various provisions of the Securities Exchange Act of 1934 and the Securities Act of 1933, along with the imposition of a fine and other possible measures. A further description of this matter is set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, that was filed with the SEC on August 9, 2004.

Huntington also remains in active dialogue with its bank regulators concerning these matters and is working diligently with the regulators to resolve them in a manner that permits it to proceed with its pending Unizan acquisition. No assurances, however, can be provided as to the ultimate timing or outcome of these matters.

Donald R. Kimble, who joined the company earlier this year as executive vice president in the Finance area, has been named chief financial officer and controller. Prior to joining Huntington, Kimble was executive vice president and controller of AmSouth Bancorporation, and previously held various subsidiary chief financial officer or accounting positions at Bank One Corporation.

Michael J. McMennamin and John D. Van Fleet have relinquished their positions of chief financial officer and controller, respectively. Both remain with the company.

The information contained in the news release, which is attached as Exhibits 99.1 to this report, is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTINGTON BANCSHARES INCORPORATED

Date: August 9, 2004	By:	/s/ Richard A. Cheap
Richard A. Cheap General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	News release of Huntington Bancshares Incorporated, August 9, 2004.